Exhibit 107
Calculation of Filing Fee Tables

FORM S-8
(Form Type)

CARDIFF ONCOLOGY, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.0001 per share	457(c)	3,000,000	2.26	$6,780,000.00	0.00014760	$1,000.73

Total Offering Amounts							$1,000.73
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$1,000.73

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of additional shares of common stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Represents additional shares of the registrant’s common stock currently reserved for issuance under the Cardiff Oncology, Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”). To the extent that awards outstanding under the 2021 Plan are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares of common stock subject to such awards will be available for future issuance under the 2021 Plan.

(3)	For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices for the Registrant’s common stock on The Nasdaq Capital Market on June 26, 2024.